Exhibit 4.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               ARCH PETROLEUM INC.

                     (Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)

                                  May 18, 1992

     Arch Petroleum Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: The name of the Corporation is Arch Petroleum Inc.

     SECOND: On April 3, 1992, the Board of Directors of the Corporation duly adopted a resolution setting forth the following amendment to the Certificate of Incorporation of the Corporation.

     The Fourth Article of the Corporation's Certificate of Incorporation is amended in its entirety to read as follows:

      "The aggregate number of shares of all clauses ofcapital stock which the corporation shall have the authority to issue is Twenty-Six Million (26,000,000) shares. All such shares shall be nonassessable after the subscription price or par value thereof is paid to the Corporation. The authorized shares are classified as follows: (i) Twenty--Five Million (25,000,000) shares of Common Stock, S.0l par value per share (the "Common Stock"); and (ii) One Million (1,000,000) shares of Preferred Stock, S.0l par value per share (the Preferred Stock").

     THIRD: A majority of each class of shareholders of the Corporation entitled to vote on the above-stated proposed amendment executed written consents in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware adopting such amendment and written notice of the taking of such corporate action was given in accordance with the such Section 228 to THOSE shareholders entitled to vote thereon who did not execute such written consents.

     Fourth: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment as of the date first above written.


                                                 ARCH PETROLEUM INC.

                                                 Larry Kalas, President



ATTEST:

Randall W. Scroggins, Secretary